Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

loanDepot, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Class A Common Stock, $0.001 par value	Rule 457(c)	241,800,107	$2.07	$500,526,221.49	0.00015310	$76,630.56
Fees Previously Paid	n/a	n/a	n/a	n/a	n/a	n/a		n/a
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$500,526,221.49		$76,630.56
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$76,630.56

(1)
The shares of the Registrant’s Class A common stock, par value $0.001 per share (the “Class A Common Stock”), offered hereby also include such presently indeterminate number of shares of Class A Common Stock as a result of stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)
Estimated solely for the purpose of determining the registration fee and calculated pursuant to Rule 457(c) under the Securities Act.  The maximum offering price per share is based on $2.07, the average of the high and low selling prices per share of loanDepot, Inc. Class A Common Stock on October 10, 2024, as reported on the New York Stock Exchange.